Exhibit 99.1

K2M Group Holdings, Inc. Reports Second Quarter 2018 Financial Results and
Updates Fiscal Year 2018 Outlook

Leesburg, VA, August 1, 2018 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the “Company” or “K2M”), a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance™, today reported financial results for its second quarter ended June 30, 2018.
Second Quarter 2018 Financial Summary:

•	Total second quarter revenue of $73.6 million, up 12% year-over-year on a reported basis and 11.3% on a constant currency basis.

•	Domestic second quarter revenue of $54.3 million, up 7% year-over-year, comprised of:

◦	U.S. Complex Spine revenue of $21.8 million, up $1.5 million, or 7%, year-over-year.

◦	U.S. Minimally Invasive Surgery (MIS) revenue of $8.7 million, down $0.1 million, or 1%, year-over-year.

◦	U.S. Degenerative revenue of $23.8 million, up $2.2 million, or 10%, year-over-year.

•	International second quarter revenue of $19.3 million, up 29.1% year-over-year on a reported basis and 25.7% on a constant currency basis.

•	Net loss of $10.8 million for the second quarter, compared to a net loss of $9.1 million in the comparable quarter last year.

•	Adjusted EBITDA loss of $2.7 million for the second quarter, compared to Adjusted EBITDA of $0.6 million in the comparable quarter last year.
Second Quarter Product Introductions and Strategic Highlights:

•
On April 27, 2018, the Company executed an exclusive agency and services agreement to replace its then-existing exclusive distribution agreement with its partner in Spain and Portugal, Medcomtech, S.A., whereby K2M and Medcomtech extended their partnership through 2024. Pursuant to the agreement, K2M acquired Medcomtech’s spine customer contracts and relationships as well as its K2M product inventory and instrumentation in exchange for certain outstanding receivables from Medcomtech.

•
On April 30, 2018, the Company announced that it hosted more than 100 international spine surgeons from 10 countries for its annual Meeting of Minds™ in Chicago, IL, from April 20-21, 2018. Meeting of Minds, which is the largest of K2M’s comprehensive medical education programs, offers interactive discussions and case presentations on the latest issues in spine surgery, including the latest in cervical deformity correction.

•
On May 16, 2018, the Company announced the U.S. commercial launch of its MOJAVE™ PL 3D Expandable Interbody System. Designed with K2M’s Lamellar 3D Titanium Technology™, MOJAVE PL 3D incorporates a porous structure in conjunction with rough surfaces, with the goal of allowing for bony integration throughout its endplates. K2M was the first leading spine company to market a 3D-printed titanium interbody device and offers the most comprehensive portfolio of 3D-printed spinal devices on the market.

•
On May 30, 2018, the Company announced U.S. Food and Drug Administration (FDA) 510(k) clearance for BACS® Patient-Specific devices. With the BACS Surgical Planner, surgeons can create pre-contoured rods, rails, and templates that match the surgeon’s preoperative plan. This is K2M’s fifth module within the BACS platform, and its first clearance for patient-specific devices.

•
On June 7, 2018, the Company surpassed its 100th product milestone with the announcement of FDA 510(k) clearance and commercial launch of its OZARK™ Cervical Plate Systems, which are designed for anterior screw fixation to the cervical spine (C2-T1) in patients with degenerative disease, deformity, tumor, or trauma. This milestone highlights the depth and breadth of K2M’s 3D spinal balance portfolio, its cervical solutions offering, and strengthens the Company’s commitment to improving surgical outcomes for people living with spinal disease.

•	On June 14, 2018, the Company announced the pricing of a private offering of $75.0 million aggregate principal amount of 3.00% Convertible Senior Notes due 2025.
“Our second quarter total revenue growth of approximately 12% year-over-year reflects strong trends in both the U.S. and international markets, and we have increased our fiscal year 2018 revenue guidance expectations accordingly," said Chairman, President, and Chief Executive Officer, Eric Major. "Summer deformity season is off to a strong start and, similar to Q1, our revenue growth in the U.S. this quarter was fueled in part by our multiple new product launches and the expansion of our distribution network in 2017 and 2018.”
Mr. Major continued: “We delivered 7.5% growth in the United States over the first six months of 2018, driven by solid execution against our strategic goal of increasing market share by introducing new and innovative spinal implant solutions like our first-of-its-kind MOJAVE PL 3D Expandable Interbody System featuring Lamellar 3D Titanium Technology and our YUKON OCT Spinal System that can be used with the PALO ALTO Cervical Static Corpectomy Cage System. Building on the early commercial traction from recent new product introductions, we announced two important U.S. regulatory clearances this quarter, our BACS Patient-Specific devices and our OZARK Cervical Plate Systems, as we continue to enhance the foundation of growth in the future. To that end, we remain confident in our ability to drive above-market growth in the U.S., fueled by our continued focus on leading the spine surgery market by introducing new and innovative spinal implant solutions to help surgeons care for patients around the world who suffer from debilitating spinal pathologies.”
Second Quarter 2018 Financial Results

	Three Months Ended June 30,		Increase / Decrease
($ in thousands)	2018	2017	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$54,325	$50,775	$3,550	7.0%	7.0%
International	19,255	14,917	4,338	29.1%	25.7%
Total Revenue	$73,580	$65,692	$7,888	12.0%	11.3%
Total revenue for the second quarter of 2018 increased $7.9 million, or 12.0%, to $73.6 million, compared to $65.7 million for the second quarter of 2017. Total revenue increased 11.3% year-over-year on a constant currency basis. The increase in revenue was primarily driven by higher sales volume from domestic new surgeon users and newer product offerings, and increased set investments by our distribution partners in Australia and Japan.
Revenue in the United States increased $3.6 million, or 7.0% year-over-year, to $54.3 million, and international revenue increased $4.3 million, or 29.1% year-over-year, to $19.3 million. Second quarter 2018 international revenue increased 25.7% year-over-year on a constant currency basis. Foreign currency exchange positively impacted second quarter international revenue by $0.4 million, representing approximately 338 basis points of 2018 international growth year-over-year.
The following table represents domestic revenue by procedure category:

	Three Months Ended June 30,		Increase / Decrease
($ in thousands)	2018	2017	$ Change	% Change
Complex Spine	$21,829	$20,342	$1,487	7.3%
Minimally Invasive	8,685	8,785	(100)	(1.1)%
Degenerative	23,811	21,648	2,163	10.0%
U.S. Revenue	$54,325	$50,775	$3,550	7.0%
By procedure category, U.S. revenue in the Company’s complex spine, MIS and degenerative categories represented 40.2%, 16.0% and 43.8% of U.S. revenue, respectively, for the three months ended June 30, 2018.
Gross profit for the second quarter of 2018 increased 11.1% to $48.0 million, compared to $43.2 million for the second quarter of 2017. Gross margin was 65.2% for the second quarter of 2018, compared to 65.7% for the prior year period, primarily due to lower overall average selling prices during the quarter. Gross profit includes amortization expense on investments in surgical instruments of $4.1 million, or 5.5% of sales, for the three months ended June 30, 2018, compared to $3.6 million, or 5.5% of sales, for the comparable period last year.

Operating expenses for the second quarter of 2018 increased $7.1 million, or 13.7%, to $58.4 million, compared to $51.3 million for the second quarter of 2017. The increase in operating expenses was driven primarily by a $5.2 million increase in sales and marketing expenses, a $0.9 million increase in research and development expenses, and a $1.0 million increase in general and administrative expenses, compared to the comparable period last year.
Loss from operations for the second quarter of 2018 increased $2.2 million to $10.4 million, compared to a loss from operations of $8.2 million for the second quarter last year. Loss from operations included intangible amortization of $0.2 million for the three months ended June 30, 2018, compared to $2.4 million for the comparable period last year.
Total other expense, net for the second quarter of 2018 increased $2.1 million to $3.0 million, compared to $0.9 million last year. The increase in other expense, net, was primarily attributable to an unrealized loss of $1.0 million from foreign currency remeasurement on intercompany payable balances, compared to unrealized gain of $0.9 million in the second quarter last year. Other expense, net for the second quarer of 2018 also included $0.2 million in incremental interest expense related to the Company’s new convertible notes issued on June 18, 2018.
Net loss for the second quarter of 2018 was $10.8 million, or $0.25 per diluted share, compared to a loss of $9.1 million, or $0.21 per diluted share, for the second quarter of 2017.
Six-Months 2018 Financial Results

	Six Months Ended June 30,		Increase / Decrease
($ in thousands)	2018	2017	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$104,216	$96,982	$7,234	7.5%	7.5%
International	37,240	30,595	6,645	21.7%	17.2%
Total Revenue	$141,456	$127,577	$13,879	10.9%	9.9%
For the six months ended June 30, 2018, total revenue increased $13.9 million, or 10.9%, to $141.5 million, compared to $127.6 million for the six months ended June 30, 2017. Total revenue increased 9.9% year-over-year on a constant currency basis. U.S. revenue increased $7.2 million, or 7.5%, to $104.2 million for the first six months of 2018, compared to $97.0 million last year. International revenue increased $6.6 million, or 21.7%, to $37.2 million for the first six months of 2018, compared to $30.6 million last year. International revenue increased 17.2% year-over-year on a constant currency basis.
The following table represents domestic revenue by procedure category:

	Six Months Ended June 30,		Increase / Decrease
($ in thousands)	2018	2017	$ Change	% Change
Complex Spine	$40,341	$37,478	$2,863	7.6%
Minimally Invasive	17,061	16,657	404	2.4%
Degenerative	46,814	42,847	3,967	9.3%
U.S. Revenue	$104,216	$96,982	$7,234	7.5%
Sales in our complex spine, MIS and degenerative categories represented 38.7%, 16.4% and 44.9% of U.S. revenue, respectively, for the first six months of 2018.
As of June 30, 2018, cash and equivalents were $66.2 million as compared to $24.0 million as of December 31, 2017. Our outstanding long-term indebtedness consisted primarily of the carrying value of the Convertible Senior Notes maturing in 2036 and 2025 of $91.8 million and the capital lease obligation, net of current maturities, of $33.2 million. In addition, the Company also had working capital of $147.5 million and $49.0 million of unused borrowing capacity under its revolving credit facility, subject to covenant compliance and conditions of borrowing.
2018 Outlook

•
The Company is increasing total revenue expectations for fiscal year 2018 and now expects total revenue on a reported basis in the range of $288.0 million to $291.0 million, representing growth of 12% to 13% year-over-year, compared to total revenue of $258.0 million in fiscal year 2017. Its prior revenue guidance expectations were for total revenue on an as reported basis in a range of $283.0 million to $287.0 million, representing growth of 10% to 11% year-over-year.

◦	The Company continues to expect growth in its U.S. business of approximately 10% to 11% year-over-year in 2018.

◦
The Company now expects growth in its International business of approximately 17% to 19% year-over-year in 2018, compared to prior guidance expectations for growth of approximately 11% to 12% year-over-year.

◦	The Company continues to expect currency to have a positive impact on total revenue in 2018 of approximately $2 million.

•
The Company now expects total net loss of $38.2 million to $34.2 million, compared to net loss of $37.1 million in fiscal year 2017, updated to reflect the latest convertible note offering and other non-cash items.

•	The Company continues to expect an Adjusted EBITDA benefit in the range of $4.0 million to $8.0 million, compared to Adjusted EBITDA loss of $0.7 million in fiscal year 2017.

Conference Call
Management will host a conference call at 5:00 p.m. Eastern Time on August 1, 2018 to discuss the results of the second quarter, and to host a question and answer session. Those who would like to participate may dial 866-393-4306 (734-385-2616 for international callers) and provide access code 4666247 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company's website at http://Investors.K2M.com/.
For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 4666247. The webcast will be archived on the investor relations section of the Company's website.
About K2M Group Holdings, Inc.
K2M Group Holdings, Inc. is a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. Since its inception, K2M has designed, developed, and commercialized innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most complicated spinal pathologies. K2M has leveraged these core competencies into Balance ACS, a platform of products, services, and research to help surgeons achieve three-dimensional spinal balance across the axial, coronal, and sagittal planes, with the goal of supporting the full continuum of care to facilitate quality patient outcomes. The Balance ACS platform, in combination with the Company's technologies, techniques and leadership in the 3D-printing of spinal devices, enables K2M to compete favorably in the global spine surgery market. For more information, visit www.K2M.com and connect with us on Facebook, Twitter, Instagram, LinkedIn and YouTube.
Forward-Looking Statements
This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects. In some cases, you can identify these forward-looking statements by the use of words such as, “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.
Such forward-looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability in the future; our ability to demonstrate to spine surgeons and hospital customers the merits of our products and to retain their use of our products; pricing pressures and our ability to compete effectively generally; collaboration and consolidation in hospital purchasing; inadequate coverage and reimbursement for our products from third-party payers; lack of long-term clinical data supporting the safety and efficacy of our products; dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect to our products; proliferation of physician-owned distributorships in the industry; decline in the sale of certain key products; loss of key personnel; our ability to enhance our product offerings through research and development; our ability to maintain adequate working relationships with healthcare professionals; our ability to manage expected growth; our ability to successfully acquire or invest in new or complementary businesses, products or technologies; our ability to educate surgeons on the safe and appropriate use of our products; costs associated with high levels of inventory; impairment of our goodwill and intangible assets; disruptions to our corporate headquarters and operations facilities or critical information technology systems or those of our suppliers, distributors or surgeon users; our ability to ship a sufficient number of our products to meet demand; our ability to strengthen our brand; fluctuations in insurance cost and availability; our ability to remediate the material weaknesses in our IT general controls; our ability to comply with extensive governmental regulation within the United States and foreign jurisdictions; our ability to maintain or obtain regulatory approvals and clearances within the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; recalls or serious safety issues with our products; enforcement actions by regulatory agencies for improper marketing or promotion; misuse or off-label use of our products; delays or failures in clinical trials and results of clinical trials; legal restrictions on our procurement, use, processing, manufacturing or distribution of allograft bone tissue; negative publicity concerning methods of tissue recovery and screening of donor tissue; costs and liabilities relating to environmental laws and regulations; our failure or the failure of our agents to comply with fraud and abuse laws; U.S. legislative or Food and Drug Administration regulatory reforms; adverse effects associated with the exit of the United Kingdom from the European Union; adverse effects of medical device tax provisions; potential tax changes in jurisdictions in which we conduct business; our ability to generate significant sales; potential fluctuations in sales volumes and our results of operations over the course of a fiscal year; uncertainty in future capital needs and availability of capital to meet our needs; our level of indebtedness and the availability of borrowings under our credit facility; restrictive covenants and the impact of other provisions in the indenture governing our convertible senior notes and our credit facility; worldwide economic instability; our ability to protect our intellectual property rights; patent litigation and product liability lawsuits; damages relating to trade secrets or non-competition or non-solicitation agreements; risks associated with operating internationally; fluctuations in foreign currency exchange rates; our ability to comply with the Foreign Corrupt Practices Act and similar laws; increased costs and additional regulations and requirements as a result of being a public company; our ability to implement and maintain effective internal control over financial reporting; potential volatility in our stock price; our lack of current plans to pay cash dividends; potential dilution by the future issuances of additional common stock in connection with our incentive plans, acquisitions or otherwise; anti-takeover provisions in our organizational documents and our ability to issue preferred stock without shareholder approval; potential limits on our ability to use our net operating loss carryforwards; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.
We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Unless specifically stated otherwise, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make.
Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$66,230	$23,964
Accounts receivable, net	54,464	50,474
Inventory, net	80,112	71,424
Prepaid expenses and other current assets	6,175	7,842
Total current assets	206,981	153,704
Property, plant and equipment, net	47,194	49,200
Surgical instruments, net	29,281	26,250
Goodwill	121,814	121,814
Intangible assets, net	19,209	18,899
Other assets	4,102	3,260
Total assets	$428,581	$373,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	1,201	1,122
Accounts payable	24,925	20,495
Accrued expenses	21,796	22,233
Accrued payroll liabilities	11,571	10,214
Total current liabilities	59,493	54,064
Convertible senior notes	91,766	39,176
Capital lease obligation, net of current maturities	33,191	33,812
Deferred income taxes, net	672	3,360
Other liabilities	340	316
Total liabilities	185,462	130,728
Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 43,626,848 and 43,389,576 shares issued and 43,602,255 and 43,373,611 shares outstanding, respectively	43	43
Additional paid-in capital	514,840	491,012
Accumulated deficit	(271,413)	(249,221)
Accumulated other comprehensive income	164	876
Treasury stock, at cost, 24,593 and 15,965 shares, respectively	(515)	(311)
Total stockholders’ equity	243,119	242,399
Total liabilities and stockholders’ equity	$428,581	$373,127

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$73,580	$65,692	$141,456	$127,577
Cost of revenue	25,624	22,522	50,043	44,001
Gross profit	47,956	43,170	91,413	83,576
Operating expenses:
Research and development	6,463	5,560	12,123	10,810
Sales and marketing	36,417	31,242	69,149	61,716
General and administrative	15,472	14,524	30,554	28,278
Total operating expenses	58,352	51,326	111,826	100,804
Loss from operations	(10,396)	(8,156)	(20,413)	(17,228)
Other expense, net:
Foreign currency transaction (loss) gain	(956)	874	(478)	847
Interest expense	(2,083)	(1,731)	(3,865)	(3,463)
Total other expense, net	(3,039)	(857)	(4,343)	(2,616)
Loss before income taxes	(13,435)	(9,013)	(24,756)	(19,844)
Income tax (benefit) expense	(2,641)	46	(2,564)	88
Net loss	$(10,794)	$(9,059)	$(22,192)	$(19,932)
Net loss per share:
Basic and diluted	$(0.25)	$(0.21)	$(0.51)	$(0.47)
Weighted average shares outstanding:
Basic and diluted	43,160,085	42,641,585	43,139,720	42,434,311

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended June 30,
	2018	2017
Operating activities
Net loss	$(22,192)	$(19,932)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,358	14,614
Provision for inventory reserves	2,208	2,192
Provision for allowance for doubtful accounts	(750)	50
Stock-based compensation expense	3,139	2,880
Accretion of discounts and amortization of issuance costs of Convertible Notes	1,319	1,109
Deferred income taxes	(2,688)	—
Other	36	3
Changes in operating assets and liabilities:
Accounts receivable	(9,748)	(2,924)
Inventory	(8,351)	(3,523)
Prepaid expenses and other assets	1,912	(5,583)
Accounts payable, accrued expenses, and accrued payroll liabilities	5,953	2,929
Net cash used in operating activities	(17,804)	(8,185)
Investing activities
Purchases of surgical instruments	(9,763)	(6,442)
Purchases of property, plant and equipment	(1,600)	(2,571)
Changes in cash restricted for leasehold improvements	—	61
Purchase of intangible assets	(42)	(50)
Net cash used in investing activities	(11,405)	(9,002)
Financing activities
Borrowings on bank line of credit	18,000	—
Payments on bank line of credit	(18,000)	—
Payments under capital lease	(542)	(469)
Proceeds from issuance of convertible senior notes due 2025, net of issuance costs	72,000	—
Issuances and exercise of stock-based compensation plans, net of income tax	320	8,322
Net cash provided by financing activities	71,778	7,853
Effect of exchange rate changes on cash and cash equivalents	(303)	369
Net change in cash and cash equivalents	42,266	(8,965)
Cash and cash equivalents at beginning of period	23,964	45,511
Cash and cash equivalents at end of period	$66,230	$36,546

Significant non-cash investing activities
Assets acquired from business combination	$5,236	$—
Additions to property, plant and equipment	$150	$500
Reductions to property, plant and equipment from earned grant incentives	$(395)	$—

Significant non-cash financing activities
Convertible senior notes due 2025 offering costs	564	—

Cash paid for:
Income taxes	$160	$131
Interest	$1,241	$1,124

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.
The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance.  Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The Company also believes that these measures are useful to its management and investors as a measure of comparative operating performance from period to period.
Constant currency information compares results between periods as if exchange rates had remained constant period-to-period.  We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.
Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments.  The Company presents Adjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization.
Adjusted EBITDA represents net loss plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, transaction expenses associated with our Spanish business combination and foreign currency transaction (gain) loss.
The Company presents Adjusted EBITDA because it believes it is a useful indicator of the Company’s operating performance.  Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items.  In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future.  Adjusted EBITDA contains certain other limitations, including the failure to reflect the Company’s cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized.  In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation.  The Company’s presentation of Adjusted EBITDA should not be construed to imply that the Company’s future results will be unaffected by any such adjustments.  Management compensates for these limitations by primarily relying on its GAAP results in addition to using Adjusted EBITDA supplementally.  The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross profit	$47,956	$43,170	$91,413	$83,576
Surgical instrument amortization	4,068	3,605	7,930	7,069
Adjusted gross profit (a Non-GAAP Measure)	$52,024	$46,775	$99,343	$90,645

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliations from Net Loss to Adjusted EBITDA
Net loss	$(10,794)	$(9,059)	$(22,192)	$(19,932)
Interest expense	2,083	1,731	3,865	3,463
Income tax (benefit) expense	(2,641)	46	(2,564)	88
Depreciation and amortization	5,812	7,419	11,358	14,614
Stock-based compensation expense	1,688	1,339	3,139	2,880
Spanish transaction expenses	220	—	220	—
Foreign currency transaction loss (gain)	956	(874)	478	(847)
Adjusted EBITDA (a Non-GAAP Measure)	$(2,676)	$602	$(5,696)	$266
The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2018 guidance:

Year Ended December 31,
2018
Net loss	$(36,200)
Interest expense	12,000
Income tax expense	(2,600)
Depreciation and amortization	22,600
Stock-based compensation expense	10,000
Spanish transaction expenses	200
Foreign currency transaction gain	—
Adjusted EBITDA	$6,000
The reconciliation assumes the mid-point of the net loss and Adjusted EBITDA ranges and the mid-point of each component of the reconciliation, corresponding to guidance of $4.0 million to $8.0 million for 2018.